Exhibit 77I

Item 77I/77Q1(d) - Terms of new or amended securities:

Columbia Acorn Trust

On April 30, 2014, a Form Type 485(b), Accession No. 0001193125-14-171621, an amendment to the registration statement of Columbia Acorn Trust, was filed with the SEC. This amendment registered new Class R4 shares of Columbia Acorn European Fund, effective May 1, 2014, and describes the characteristics of the new class of shares.